Exhibit 99.2

INDEPENDENT AUDITOR’S REPORT

To the Members

Titan Operating, LLC

Fort Worth, Texas

We have audited the accompanying balance sheets of Titan Operating, LLC (the “Company”) as of December 31, 2011 and 2010, and the related statements of operations, members’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Titan Operating, LLC as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Rylander, Clay & Opitz, LLP

February 14, 2012

TITAN OPERATING, LLC

BALANCE SHEETS

December 31, 2011 and 2010

	2011	2010
ASSETS
Current Assets
Cash and cash equivalents	$573,819	$2,332,076
Accounts receivable	7,071,570	9,082,166
Prepaid expenses and other current assets	462,336	251,717

Total current assets	8,107,725	11,665,959

Property and Equipment
Oil and gas properties, using the full cost method of accounting
Proved properties subject to amortization	344,819,796	114,490,436
Unevaluated properties not subject to amortization	91,680,049	238,535,199
Other property and equipment	383,836	366,473
Less accumulated depletion, depreciation, amortization, and impairment	(249,009,559)	(25,676,442)

Property and equipment, net	187,874,122	327,715,666

Other Assets, net of amortization	1,026,826	824,616

Total assets	$197,008,673	$340,206,241

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities
Accounts payable	$5,039,325	$1,271,960
Revenue distributions payable	2,751,260	3,123,583
Accrued expenses	3,358,911	6,965,421

Total current liabilities	11,149,496	11,360,964

Asset Retirement Obligation	1,223,622	258,094
Long-term Debt	78,750,000	21,000,000
Other Long-term Liabilities	388,069	—

Total liabilities	91,511,187	32,619,058

Commitments and Contingencies (Note 9)

Members’ Equity	105,497,486	307,587,183

Total liabilities and members’ equity	$197,008,673	$340,206,241

See notes to financial statements.

TITAN OPERATING, LLC

STATEMENTS OF OPERATIONS

Years Ended December 31, 2011 and 2010

	2011	2010
Revenues
Gas sales	$30,635,483	$23,118,668
Oil sales	250,194	186,718

Total revenues	30,885,677	23,305,386

Expenses
Lease operating	3,209,667	1,039,389
Taxes	2,120,252	1,534,977
Accretion of asset retirement obligation	26,136	9,604
Depletion, depreciation, and amortization	26,500,314	9,796,230
Full cost ceiling write down	196,835,000	—
General and administrative	2,556,090	2,237,233

Total expenses	231,247,459	14,617,433

Income (loss) from operations	(200,361,782)	8,687,953

Other income (expense)
Interest income	9,753	12,735
Interest expense	(2,055,389)	(159,149)
Other	317,721	—

Total other income (expense)	(1,727,915)	(146,414)

Net income (loss)	$(202,089,697)	$8,541,539

See notes to financial statements.

TITAN OPERATING, LLC

STATEMENTS OF MEMBERS’ EQUITY

Years Ended December 31, 2011 and 2010

	Class A Units	Class B Units	Total

Balance at December 31, 2009	$239,561,645	$—	$239,561,645

Capital contributions	60,697,958	—	60,697,958

Commitment fees	(1,213,959)	—	(1,213,959)

Net income	8,541,539	—	8,541,539

Balance at December 31, 2010	307,587,183	—	307,587,183

Net loss	(202,089,697)	—	(202,089,697)

Balance at December 31, 2011	$105,497,486	$—	$105,497,486

See notes to financial statements.

TITAN OPERATING, LLC

STATEMENTS OF CASH FLOWS

Years Ended December 31, 2011 and 2010

	2011	2010
Cash Flows from Operating Activities
Net income (loss)	$(202,089,697)	$8,541,539
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Accretion of asset retirement obligation	26,136	9,604
Depletion, depreciation, and amortization	26,500,314	9,796,230
Amortization of debt issuance costs	252,144	43,442
Full cost ceiling write down	196,835,000	—
Gain on sale of property and equipment	(1,488)	—
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	2,010,596	(7,713,157)
Increase in prepaid expenses	(210,619)	(107,967)
Increase in other assets	(878)	(1,057)
Increase in accounts payable	101,481	44,101
Increase (decrease) in revenue distributions payable	(372,323)	2,725,377
Increase in accrued expenses	141,192	16,803
Increase in other long term liabilities	38,055	—

Net cash provided by operating activities	23,229,913	13,354,915

Cash Flows from Investing Activities
Proceeds from sale of oil and gas properties	876,555	1,017,048
Acquisition and development of oil and gas properties	(83,143,178)	(94,796,952)
Acquisition of other property and equipment	(18,071)	(125,708)

Net cash used by investing activities	(82,284,694)	(93,905,612)

Cash Flows from Financing Activities
Capital contributions	—	60,697,958
Commitment fees	—	(1,213,959)
Draws from credit facility	57,750,000	21,000,000
Debt issuance costs	(453,476)	(799,323)

Net cash provided by financing activities	57,296,524	79,684,676

Net decrease in cash and cash equivalents	(1,758,257)	(866,021)

Cash and cash equivalents at beginning of year	2,332,076	3,198,097

Cash and cash equivalents at end of year	$573,819	$2,332,076

Cash paid for interest	$1,757,310	$54,782

See notes to financial statements.

NOTE 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Titan Operating, LLC (the “Company”) is a Texas limited liability company formed on May 21, 2008, for the purpose of acquiring, exploring, and developing oil and natural gas properties located in Texas.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates that are used.

Cash and Cash Equivalents

Investments in highly-liquid securities with original maturities of three months or less are considered to be cash equivalents.

Accounts Receivable

Accounts receivable consist of amounts due from joint interest owners and gas purchasers. Management evaluates the adequacy of the allowance for doubtful accounts based on a periodic review of individual accounts. The primary factors considered in determining the amount of the allowance are collection history, the aging of the accounts, and other specific information known to management that may affect collectability. At December 31, 2011 and 2010, management has determined that no allowance for doubtful accounts is necessary.

Oil and Gas Properties

The Company follows the full cost method of accounting for oil and gas properties. Accordingly, all costs associated with the acquisition, exploration, and development of oil and gas reserves, including directly related overhead costs and related asset retirement costs, are capitalized as incurred.

All capitalized costs of oil and gas properties, including the estimated future costs to develop proved reserves, are amortized using the unit-of-production method based on production and estimates of proved reserves. Investments in unproved properties and major development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is added to the capitalized costs to be amortized. Geological and geophysical costs not associated with a specific unevaluated property are included in the amortization base as incurred. Oil and natural gas reserves are converted to equivalent units based upon the relative energy content, which is six thousand cubic feet of natural gas to one barrel of crude oil. Depletion, depreciation, and amortization (“DD&A”) per Mcf equivalent is $3.47 and $1.67 at December 31, 2011 and 2010, respectively.

In addition, if the net capitalized costs of evaluated oil and gas properties exceed the estimated present value of future net cash flows from proved oil and gas reserves discounted at 10%, such excess is charged to operations as a ceiling write-down. For the year ended December 31, 2011, the Company recognized a ceiling write-down of its net capitalized costs in the amount of $196,835,000.

Sales of oil and gas properties, except those held for resale, are accounted for as adjustments to net capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between net capitalized costs and proved reserves of oil and gas. All costs relating to production activities and maintenance and repairs are charged to expense when incurred. Significant workovers that increase reserve quantities are capitalized.

Asset Retirement Obligation

The Company accounts for its asset retirement obligation in accordance with the Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) 410, Asset Retirement and Environmental Obligations. This Statement requires the fair value of an asset retirement obligation to be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. Under the method prescribed, the retirement obligation is recorded as a liability at its estimated present value at the asset’s inception, with the offsetting charge to the cost of oil and gas properties. Periodic accretion of the discount on the estimated liability is recorded in the statement of operations.

Other Property and Equipment

Other property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets as follows:

Autos	5 years
Computer equipment	3-5 years
Furniture and equipment	7 years
Leasehold improvements	3 years

Repairs and maintenance are expensed as incurred while costs incurred that extend the useful life of an asset are capitalized.

Impairment of Long-Lived Assets

Management evaluates its long-lived assets for financial impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. An impairment loss is recognized when the estimated undiscounted future cash flows from the assets are less than the carrying value of the assets. Assets to be disposed of are reported at the lower of their carrying amount or fair value, less cost to sell. Management is of the opinion that the carrying amount of its long-lived assets does not exceed their estimated recoverable amount.

Other Assets

Other assets primarily include debt issuance costs that are amortized to interest expense over the term of the related debt. Other assets are presented net of amortization of $295,586 and $43,442 at December 31, 2011 and 2010, respectively.

Revenue Recognition

Oil and gas revenues are recognized as the oil and gas is produced and delivered to the purchaser. Amounts due from purchasers of oil and gas are included in accounts receivable.

Income Taxes

As a limited liability company, the Company is not liable for federal income taxes. Income and losses of the Company are reported in the income tax return of each member. Accordingly, there is no provision for federal income taxes in the accompanying financial statements. The Company files a Form 1065, U.S. Return of Partnership Income, and an annual Texas Franchise Tax Report. FASB ASC 740, Income Taxes, requires financial statement recognition and disclosure for uncertain tax positions taken or expected to be taken in a tax return. Financial statement recognition of the tax position is dependent on an assessment of a 50% or greater likelihood that the tax position will be sustained upon examination, based on the technical merits of the position. The Company recognized no liability for unrecognized tax benefits and has no tax position at December 31, 2011 or 2010 for which the ultimate deductibility is highly certain, but for which there is uncertainty about the timing of such deductibility. Interest and penalties, if any, related to uncertain tax positions would be recorded in the statement of operations as interest expense and general and administrative expense, respectively. The 2008 through 2011 tax years are open to both federal and state examination.

Subsequent Events

Management evaluated subsequent events through February 14, 2012, which is the date the financial statements were available to be issued.

NOTE 2.	OIL AND GAS PROPERTIES

Oil and gas properties, using the full cost method of accounting, consist of the following at December 31, 2011 and 2010:

	2011	2010
Proved properties subject to amortization	$344,819,796	$114,490,436
Unevaluated properties not subject to amortization	91,680,049	238,535,199

	436,499,845	353,025,635
Less accumulated depletion, depreciation, amortization and impairment	(248,767,693)	(25,521,963)

Oil and gas properties, net	$187,732,152	$327,503,672

Unevaluated Properties not Subject to Amortization

The Company targets unconventional reservoirs and emerging resource plays, with the primary operating area being the core area of the Barnett Shale in North Texas. At December 31, 2011, a determination cannot be made about the extent of additional gas reserves that should be classified as proved reserves for certain properties within this area. Consequently, the associated acquisition, exploration, and development costs have been excluded from the amortization base of the full cost pool. The Company will begin to amortize these costs when it is determined whether or not proved reserves can be assigned to the properties, which is currently expected to be in 2012.

Costs excluded from the amortization base consist of the following at December 31, 2011:

Year Incurred	Acquisition Cost	Exploration Cost	Development Cost	Total

2009	$7,216,523	$246,036	$978,533	$8,441,092

2010	28,559,140	3,581,930	5,345,502	37,486,572

2011	10,663,543	3,309,533	31,779,309	45,752,385

Total	$46,439,206	$7,137,499	$38,103,344	$91,680,049

Full Cost Ceiling Test

The Company recognized a write-down of its oil and gas properties of $196,835,000 under the full cost ceiling test at December 31, 2011. In accordance with full cost ceiling rules, the ceiling test is calculated utilizing the average of the first-day-of-the-month prices for the previous twelve months. The average Henry Hub cash market price for natural gas is $4.12 per MMBtu for the twelve month period ended December 31, 2011. This price is applied to all future production of proved reserves as of the balance sheet date. The Company did not have a ceiling write-down during 2010.

NOTE 3.	OTHER PROPERTY AND EQUIPMENT

Other property and equipment consists of the following at December 31, 2011 and 2010:

	2011	2010
Autos	$78,750	$78,750
Computer equipment	221,971	204,608
Furniture and equipment	56,729	56,729
Leasehold improvements	26,386	26,386

	383,836	366,473
Less accumulated depreciation and amortization	(241,866)	(154,479)

Other property and equipment, net	$141,970	$211,994

NOTE 4.	ASSET RETIREMENT OBLIGATION

The Company’s asset retirement obligation represents the present value of the estimated cost to plug, abandon, and remediate its producing properties at the end of their productive lives. The asset retirement obligation is determined by calculating the present value of estimated cash flows related to the liability.

The following is a reconciliation of the asset retirement obligation:

	2011	2010
Beginning asset retirement obligation	$258,094	$72,354
Liabilities incurred on wells drilled	148,221	176,136
Revisions	791,171	—
Accretion of discount	26,136	9,604

Ending asset retirement obligation	$1,223,622	$258,094

NOTE 5.	LONG TERM DEBT

On September 2, 2010, the Company entered into a credit agreement with commercial banks, which provides a commitment equal to the lesser of the maximum commitment, $200 million, or the effective borrowing base. At December 31, 2011, the borrowing base is $95 million, of which $85 million was a conforming borrowing base. The borrowing base will reduce to the conforming borrowing base on March 31, 2012. The borrowing base is subject to redeterminations semi-annually each March and September, with up to two additional elective redeterminations in a twelve month period. The credit agreement is secured by at least 80% of the total value of the Company’s oil and gas properties constituting proved reserves. At December 31, 2011, the outstanding balance under the agreement was $78.75 million, leaving $16.25 million of borrowing capacity. The loan matures September 2, 2016.

Borrowings under the credit agreement can either be at the Alternate Base Rate (as defined) plus a spread ranging from 0.75% to 2.25% or LIBOR borrowings at the Adjusted LIBO Rate (as defined) plus a spread ranging from 1.75% to 3.25%. The applicable spread is dependent upon borrowings relative to the borrowing base. A commitment fee is paid on the undrawn balance based on an annual rate of 0.50%. At December 31, 2011, all borrowings were LIBOR loans with an interest rate margin of 3.25%.

Borrowings under the credit agreement are subject to certain financial covenants and restrictions, which include among others: maintaining a maximum debt to EBITDAX (as defined) ratio, maintaining a minimum current ratio, prohibition on additional debt, and a prohibition of dividends, redemptions, and most distributions. As of December 31, 2011, the Company is in compliance with all covenants.

The carrying amount of the long term debt approximates fair value because those financial instruments bear interest at variable rates that approximate current market rates for notes with similar maturities and credit quality.

NOTE 6.	MEMBERS’ EQUITY

On August 7, 2008, the Company entered into a Limited Liability Agreement (the “Agreement”) with certain investors and members of management (collectively the “Members”). Each member’s interest in the Company is represented by its Capital Account and by Units issued by the Company to such member. The two initial classes of Units are Class A Units and Class B Units. Capital commitments under the agreement totaled $353 million. For each $1.00 contributed by the members, one Class A Unit will be issued. Class B Units are issued in consideration of services rendered by the holders for the benefit of the Company in their capacities as Members or employees of the Company.

At December 31, 2011 and 2010, there are 323,440,202 Class A Units and 700,000 Class B Units issued and outstanding.

NOTE 7.	EMPLOYEE BENEFIT PLAN

Employees of the Company may participate in a 401(k) savings plan, whereby eligible employees may elect to make contributions pursuant to a salary reduction agreement upon reaching 21 years of age. The Company matches employee contributions up to 6 percent of the employee’s compensation. Company contributions to the plan are $94,000 and $81,000 for the years ended December 31, 2011 and 2010, respectively.

NOTE 8.	RELATED PARTY TRANSACTIONS

The Company makes royalty payments to three entities that are owned by one of the Members. The total royalty paid to these entities during 2011 and 2010 was approximately $350,000 and $258,000, respectively.

NOTE 9.	COMMITMENTS AND CONTINGENCIES

Lease Commitments

The Company leases office space, office equipment and compressors under operating leases which expire at various dates through 2013. Future minimum annual lease commitments at December 31, 2011, follow:

Year Ending December 31,	Minimum Lease Commitments

2012	$456,000
2013	194,000

$650,000

Rent expense is $301,870 and $196,935 for the years ended December 31, 2011 and 2010, respectively.

Facility Construction Agreements

The Company has entered into construction agreements with various pipelines. Under these agreements the Company is obligated to transport minimum gas volumes, calculated on an annual basis, or pay for any deficiencies at a specified rate. Production under these agreements is expected to exceed the minimum volumes provided in the contracts. Maximum commitments under these agreements at December 31, 2011, follow:

Year Ending December 31,	Minimum Commitment

2012	$919,000
2013	549,000
2014	489,000
2015	575,000
2016	715,000
Thereafter	810,000

$4,057,000

Other

The Company has an unused $50,000 letter of credit in favor of the Railroad Commission of Texas (“RRC”) as required by Section 91.142, Texas Natural Resource Code in order to perform operations within the jurisdiction of the RRC.

The Company is contingently liable to sureties in respect of performance and payment bonds issued by the sureties in connection with certain contracts entered into by the Company in the normal course of business. The Company has agreed to indemnify the sureties for any payments made by them in respect of such bonds.

NOTE 10.	MAJOR CUSTOMERS

The Company markets its production on a competitive basis. Oil and gas production is sold under various contracts including month-to-month, and one to twelve year contracts at current area market prices. The Company sells to oil and gas purchasers on the basis of price and service reliability. For the year ended December 31, 2011, the Company had three purchasers that accounted for 83% of total oil and gas revenues. For the year ended December 31, 2010, the Company had one purchaser that accounted for and 70% of oil and gas revenues. Due to the nature of the markets for oil and gas, the Company does not believe that the loss of any one purchaser would have a material adverse effect on the Company’s financial condition or the results of operations.